Exhibit 10.27

SUPERIOR ESSEX INC.

SENIOR EXECUTIVE RETIREMENT PLAN

Introduction

The purpose of the Plan is to provide supplemental retirement benefits to certain employees of the Company and its Affiliates, in addition to other sources of retirement income.  It is intended that the Plan will be a non-qualified, unfunded, deferred compensation plan for a “select group of management or highly compensated employees” as that term is used in ERISA.  The purpose of the Plan is also to attract, retain and motivate key personnel for the progress of the Company and its Affiliates.

Article I.
Definitions

The following words and phrases as used herein have the following meaning unless a different meaning is plainly required by the context:

1.1.                              “Actuarial Equivalent” means an amount equal in value on an actuarial basis, as determined by an actuary selected by the Committee, based on the Actuarial Equivalent Factor.  The calculation by the actuary shall be final and binding on all persons.

1.2.                              “Actuarial Equivalent Factor” means a factor reflecting an assumption of interest at a rate of 7.0% and utilizing the RP-2000 Mortality Tables.

1.3.                              “Affiliate” means each of the following:  (a) any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code; (b) any parent corporation of the Company within the meaning of Section 424(e) of the Code; (c) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or one of its Affiliates; and (d) any other entity in which the Company or one of its Affiliates has a material equity interest and which is designated as an “Affiliate” by resolution of the Committee.

1.4.                              “Applicable Benefit Percentage” means one of the following: (a) in the case of a Participant who is a Senior Vice-President, 1.5%; (b) in the case of a Participant who is a Tier 1 Executive, 2.0%; (c) in the case of a Participant who is a Founding Tier 1 Executive, 2.0%; and (d) in the case of a Participant who is the Chief Executive Officer, 2.5%.  The Committee may, in its sole discretion, change the appropriate Applicable Benefit Percentage for any Participant regardless of the title or classification of such Participant, provided, however, that any downward adjustment to the Applicable Benefit Percentage shall only be prospective.

1.5.                              “Beneficiary” means the individual designated by the Participant to receive benefits payable under the Plan in the event of the Participant’s death.  If no Beneficiary is designated, the Participant’s Beneficiary shall be his or her spouse, or if the Participant is not married, the Participant’s estate.  A Participant’s designation of a Beneficiary (or any election to revoke or change a prior Beneficiary designation) must be made and filed with the Committee, in writing, on such form(s) and in such manner prescribed by the Committee.  Upon the acceptance by the Committee of a new Beneficiary designation, all Beneficiary designations previously filed shall be canceled.  The Committee shall be entitled to rely on the last Beneficiary designation filed by the Participant and accepted by the Committee prior to his or her death.

1.6.                              “Board” means the board of directors of the Company.

1.7.                              “Cause” means the following: (a) in the case where there is no employment agreement or similar agreement in effect between the Company or an Affiliate and the Participant (or where there is such an agreement but it does not define “cause” (or words of like import)), (i) a Participant’s continued willful failure to perform substantially the Participant’s duties (other than as a result of total or partial incapacity due to physical or mental illness) following written notice by the Company to the Participant of such failure, (ii) dishonesty in the performance of the Participant’s duties which is injurious (other than in some immaterial or de minimis respect) to the financial condition or business reputation of the Company or any of its Affiliates, (iii) a Participant’s conviction of, or plea of guilty or nolo contendere to, a crime constituting (y) a felony under the laws of the United States or any state thereof or (z) a misdemeanor involving misconduct by the Participant in his personal or professional conduct punishable by imprisonment of more than three days or a fine in excess of $5,000 (other than a traffic violation), which is reasonably likely to damage the business, prospects or reputation of the Company or any of its Affiliates in any respect, (iv) a Participant’s willful malfeasance or willful misconduct in connection with the Participant’s duties or any act or omission which is injurious (other than in some immaterial or de minimis respect) to the financial condition or business reputation of the Company or any of its Affiliates or (v) a Participant’s breach of the provisions of Sections 9 or 10 of this Agreement (other than a breach which is insubstantial and insignificant, taking into account all of the circumstances); provided, however, that any event described in clauses (i), (ii) and (iv) of this Section 1.7(a) shall constitute Cause only if a Participant fails to cure such event, to the reasonable satisfaction of the Board, within 10 days after receipt from the Company of written notice of the event which constitutes Cause or (b) in the case where there is an employment agreement or similar agreement in effect between the Company or an Affiliate and the Participant that defines “cause” (or words of like import), as defined under such agreement; provided, however, that with regard to any agreement under which the definition of “cause” only applies on occurrence of a change in control, such definition of “cause” shall not apply until a change in control actually takes place and then only with regard to a termination thereafter, provided that prior to a change in control “cause” shall be defined as provided in subsection (a) above.

1.8.                              “Change in Control” means the following: (a) in the case where there is no change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant, a “change in control” as defined in the Company’s 2003 Stock Incentive Plan, as amended from time to time, or, if after the Effective Date, the Company adopts a new equity-based incentive plan, a “change in control” as defined in such plan or (b) in the case where there is a change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant that defines “change in control” (or words of like import), as defined under such agreement without regard to whether a change in control has taken place.

1.9.                              “Chief Executive Officer” means the chief executive officer of the Company on the Effective Date.

1.10.                        “Code” means the Internal Revenue Code of 1986, as amended.  Any reference to any section of the Code shall also be a reference to any successor provision and any Treasury Regulation promulgated thereunder.

1.11.                        “Committee” means the Compensation Committee of the Board or such other committee as may be appointed by the Board from time to time to administer the Plan.  The Committee may act under the Plan through any officers or employees duly authorized by it.

1.12.                        “Company” means Superior Essex Inc. and any successors to the Company or the business or all or substantially all of the assets of Superior Essex Inc.

1.13.                        “Company Client”  means an actual client of the Company or any Affiliate as of the date of Participant’s Termination of Employment and during the 12 months prior to that date as well as any prospective client of the Company or any Affiliate that has been actively solicited by the Company or any Affiliate during that same 12-month period.

1.14.                        “Compensation” means a Participant’s annual base salary and actual short term bonus earned as an employee from the Company or an Affiliate, including, without limitation, (a) any amounts reduced pursuant to the Participant’s salary reduction agreement under Section 125, 132 or 401(k) of the Code (if any), or (b) any amounts that the Participant elects to defer under any nonqualified deferred compensation plan or arrangement maintained by the Company or one of its Affiliates.  Compensation shall not include any other compensation, including, without limitation, commissions, overtime pay, severance pay, incentive compensation, benefits paid under any tax-qualified plan, any group medical, dental or other welfare benefit plan, amounts realized upon the exercise of a stock option or vesting of restricted stock, noncash compensation, fringe benefits (cash and noncash), reimbursements or other expense allowances, moving expenses, retention payments or any other additional compensation.  Notwithstanding any other provision of the Plan to the contrary, Compensation shall not include any amounts received from the Company or one of its Affiliates (or any of their respective predecessors) prior to November 10, 2003.

1.15.                        “Competitive Business” means an entity or enterprise whose business, in whole or in part, involves the manufacture, sale or distribution of telecommunication wire or cable products or magnet wire or related products that directly compete with or are directly substitutable for the products or services of the Company or its Affiliates.  Notwithstanding the foregoing, if a Participant’s particular employment responsibilities for the Company or its Affiliates are limited solely to the Company’s telecommunications wire or cable products business or solely to the Company’s magnet wire business, the definition of Competitive Business shall be deemed to apply only to that portion of the business with which the Participant is affiliated.  It shall be presumed, however, that all Tier 1 Executives and “corporate office” Participants who are employed by the Company rather than its Affiliates are involved in all aspects of the Company’s and its Affiliates’ business, and thus the qualification in the preceding sentence shall not apply to those Participants.

1.16.                        “Confidential Information” means any non-public, proprietary or confidential information, including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals concerning the past, current or future business, activities and operations of the Company or Affiliates and/or any third party that has disclosed or provided any of same to the Company or its Affiliates on a confidential basis without the prior written authorization of the Board.  “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of the Participant’s breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to the Participant by a third party without breach of any confidentiality obligation; or (c) required by law to be disclosed; provided, however, that the Participant shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate (at the Company’s expense) with any attempts by the Company to obtain a protective order or similar treatment.

1.17.                        “Credited Service” means a Participant’s period (or periods) of employment with the Company or one of its Affiliates while designated as a Participant in the Plan.  Credited Service shall not include (a) any periods of employment with the Company or one of its Affiliates (or any of their respective predecessors) prior to November 10, 2003, except that if a Participant was employed by the Company or an Affiliate during the entire period beginning on November 10, 2003 and ending on November 30, 2003, such Participant shall receive one full month of credited service for such period of service or (b) any periods of Disability.  No more than 25 years of Credited Service shall be taken into account for any purpose under the Plan for any Participant who is a Senior Vice-President.  The Committee may, in its sole discretion, determine an increased Credited Service for the Participant and, in such case, the amount of the Retirement Benefits payable under Article IV shall be calculated using the Participant’s increased Credited Service as if it were his or her actual Credited Service.  Any such increased Credited Service for the Participant shall be set forth on Appendix A hereto, which shall be updated as necessary from time to time by the Committee.  Credited Service shall be computed in years and full months.  In the event a Participant is rehired, the Committee shall determine, in its sole discretion, the method of calculating Credited Service, taking into account any Retirement Benefit previously paid to the Participant.

1.18.                        “Deferred Retirement Date” means the Participant’s Termination of Employment after the Participant’s Normal Retirement Date.  Notwithstanding any other provision to the contrary, a Participant must have a vested interest prior to receiving a Retirement Benefit.

1.19.                        “Disability” means any disability determined under the Company’s or one of its Affiliate’s long term disability policies, provided that the Participant is entitled to and receiving long term disability benefits under such policies.

1.20.                        “Early Retirement Date” means one of the following: (a) in the case of a Participant who is a Senior Vice-President, the first day of the month coincident with or immediately following the Participant’s attainment of age 55 and completion of 10 years of Credited Service; (b) in the case of a Tier 1 Executive, the first day of the month coincident with or immediately following the Participant’s attainment of age 55; and (c) in the case of the Chief Executive Officer and the Founding Tier 1 Executives, the first day of the month coincident with or immediately following the date a Participant retires prior to his or her Normal Retirement Date pursuant to the provisions of Section 3.3.  The Committee may, in its sole discretion, determine an adjusted age for the Participant and, in such case, the amount of Retirement Benefits payable under Article IV shall be calculated using the Participant’s adjusted age as if it were his or her actual age.  The Committee may also, in its sole discretion, determine the appropriate Early Retirement Date for any Participant whose title changes while a Participant in the Plan.  Notwithstanding any other provision to the contrary, a Participant must have a vested interest prior to receiving a Retirement Benefit.

1.21.                        “Early Retirement Reduction Factor” means one of the following: (a) in the case of a Participant who is a Senior Vice-President, 5% for each year (or portion of a year) by which a Participant’s Early Retirement Date precedes his or her Normal Retirement Date; and (b) in the case of any Participant who is not a Senior Vice-President, 3% for each year (or portion of a year) by which a Participant’s Early Retirement Date precedes his or her Normal Retirement Date.  The Committee may, in its sole discretion, determine the appropriate Early Retirement Reduction Factor for any Participant whose title changes while a Participant in the Plan.

1.22.                        “Effective Date” means November 10, 2003.

1.23.                        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.  Any reference to any section of ERISA shall also be a reference to any successor provision and any Department of Labor Regulation promulgated thereunder.

1.24.                        “Final Average Compensation” means the annual average of a Participant’s Compensation earned while designated as a Participant in the Plan, for any three calendar years in the final five years of employment with the Company or an Affiliate prior to the Participant’s Termination of Employment which yields the highest average.  Average Compensation shall be obtained by dividing the Participant’s Compensation earned during any three calendar years by the number of years for which such Compensation is paid.  Notwithstanding any other provision of the Plan to the contrary, Final Average Compensation shall not include any amounts received from the Company or one of its Affiliates (or any of their respective predecessors) prior to November 10, 2003.

1.25.                        “Founding Tier 1 Executives” means each person holding the title of Executive Vice President of the Company on the Effective Date (other than the General Counsel of the Company).

1.26.                        “Normal Retirement Date” means one of the following: (a) in the case of a Participant who is a Senior Vice-President, the first day of the month coincident with or next following the date on which a Participant attains his or her sixty-fifth (65th) birthday; and (b) in the case of any Participant that is not a Senior Vice-President, the first day of the month coincident with or next following the date on which a Participant attains his or her sixty-second (62nd) birthday.  Notwithstanding any other provision to the contrary, a Participant must have a vested interest prior to receiving a Retirement Benefit.

1.27.                        “Participant” means one of the following:  (a) the Chief Executive Officer; (b) the Founding Tier 1 Executives; (c) each Tier 1 Executive and Senior Vice-President of the Company or one of its Affiliates selected by the Committee in its sole discretion and designated in writing as a Participant; and (d) any former employees of the Company or one of its Affiliates that is entitled to a Retirement Benefit under the Plan.

1.28.                        “Plan” means the Superior Essex Inc. Senior Executive Retirement Plan, as set forth herein and as amended from time to time.

1.29.                        “Restricted Territory” means, with respect to any Participant, all geographical areas within a 100 mile radius of each facility from which or with respect to which, as of the date the Participant becomes a Participant in the Plan: (a) the Company or its Affiliates manufacture or distribute wire and cable products; and (b) the Participant has responsibility for representing the Company or its Affiliates.  The Parties acknowledge and agree that certain senior executive officers of the Company, including, without limitation, the Tier 1 Executives and “corporate” Participants who are employed by the Company rather than its Affiliates, can reasonably be assumed to be “representing” the Company or its Affiliates anywhere the Company or the Affiliates are doing business.  Thus, the foregoing restricted territory is intended to reflect an attempt by the Company to choose a relatively narrow territory that provides the Company with some protection from competition from its former key executives and yet does not unreasonably restrain the former employee from engaging in a competing business.

1.30.                        “Retirement Benefit” means any benefit payable under the Plan.  A Participant’s Retirement Benefit under the Plan shall be calculated as a single life annuity commencing at the Participant’s Normal Retirement Age and then converted into the form for payment elected by the Participant, which shall have the same Actuarial Equivalent value based on the Actuarial Equivalent Factors.  Notwithstanding any other provision to the contrary, a Participant must have a vested interest prior to receiving a Retirement Benefit.

1.31.                        “Senior Vice-President” means each person holding the title of Senior Vice-President of the Company or one of its Affiliates.

1.32.                        “Termination of Employment” means: (a) a termination of employment (for reasons other than a military or personal leave of absence granted by the Company or one of its Affiliates) of a Participant from the Company and its Affiliates; or (b) when an entity which is employing a Participant ceases to be an Affiliate, unless the Participant otherwise is, or thereupon becomes, employed by the Company or another Affiliate at the time the entity ceases to be an Affiliate.

1.33.                        “Tier 1 Executive” means each person who becomes the chief executive officer of the Company or an Executive Vice President of the Company on or after the Effective Date.

Article II.
Participation

2.1.                              Participation.  Participants will be limited to the Chief Executive Officer, the Founding Tier 1 Executives, the Tier 1 Executives and the Senior Vice-Presidents designated by the Committee in writing to participate in the Plan.

2.2.                              Continuation of Participation.

(a)                                  Subject to the provisions of Article XII, a person who has become a Participant in accordance with Section 2.1 shall, except as provided in (b) below, continue as a Participant as long as he or she continues in the employment of the Company or one of its Affiliates and thereafter as long as he is entitled to benefits under the Plan.

(b)                                 If an employee no longer meets the requirements of Section 2.1, he or she shall no longer be eligible to participate in the Plan but shall continue to be a Participant until his or her Retirement Benefits (if any) have been fully paid; provided that: (a) the individual shall not accrue additional Retirement Benefits under the Plan and (b) for purposes of calculating a Participant’s Retirement Benefit, the Participant’s Credited Service and Final Average Compensation shall be determined as if the date that the employee no longer met the requirements of Section 2.1 was the date of his or her Termination of Employment.  Notwithstanding the foregoing, an Employee who no longer meets the requirements of Section 2.1 shall continue to be credited with service for purposes of Article V.

(c)                                  After a Participant commences to receive Retirement Benefits in accordance with Article IV, the Committee, in its sole reasonable discretion, may cease payment of benefits under the Plan if the Committee determines that the Participant is in violation of the restrictions set forth in Section 2.3.

2.3.                              Restrictive Covenants.  In consideration of and as a condition of the receipt of any Retirement Benefits by any Participant, the Participant agrees to the following provisions:

(a)                                  So long as a Participant is employed by the Company or any of its Affiliates and for a period of 18 months following the Participant’s Termination of Employment for any reason (the “Restricted Period”), the Participant will not, whether on the Participant’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), including, without limitation a Competitive Business, directly or indirectly solicit or assist in soliciting a Company Client for the purpose of providing or having that Company Client provided with products or services directly competitive with or directly substitutable for products or services of the Company or any Affiliate; provided that after the effective date of Participant’s Termination of Employment the foregoing covenant shall be limited to Company Clients:

(i)                                     with whom the Participant had personal contact or dealings on behalf of the Company or any of its Affiliates during the one year period preceding the Participant’s Termination of Employment;

(ii)                                  with whom employees reporting to the Participant have had personal contact or dealings on behalf of the Company or its Affiliates during the one year period immediately preceding the Participant’s Termination of Employment; or

(iii)                               for whom the Participant had direct responsibility or direct access to and knowledge of sensitive client information during the one-year period immediately preceding the Participant’s Termination of Employment.

(b)                                 During the Restricted Period, the Participant will not own an equity interest in or provide services or funding to or affiliate with any Competitive Business within the Restricted Territory; provided, however, that during the 18 months following the Participant’s Termination of Employment for any reason, this restriction shall apply only where Participant’s services for or affiliation with the competing entity are substantially similar to the services that Participant provided to the Company or its Affiliates or the capacity in which Participant served with the Company or its Affiliates as of the date the Participant became a Participant in the Plan.

Notwithstanding the foregoing, nothing herein shall prevent the Participant from owning up to but not more than a 2% interest in the shares or other equity interest of any Competitive Business in the United States whose shares are publicly traded or listed on a national exchange.

(c)                                  During the Restricted Period, the Participant will not, whether on the Participant’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly solicit or encourage any employee, consultant or other personnel or contractor of the Company or any of its Affiliates with whom the Participant had material contact during the 18 month period immediately prior to the Participant’s Termination of Employment to terminate or sever that party’s relationship or affiliation with the Company or any of its Affiliates.

(d)                                 The Participant will not at any time (whether during or after the Participant’s employment with the Company or any of its Affiliates) (i) retain or use for the benefit, purposes or account of the Participant or any other Person, or (ii) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company or its Affiliates (other than its professional advisers who are bound by confidentiality obligations), any Confidential Information.  Upon termination of the Participant’s employment with the Company for any reason, the Participant shall: (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company or its Affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in the Participant’s possession or control (including any of the foregoing stored or located in the Participant’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its Affiliates, except that the Participant may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company (at the Company’s expense) regarding the delivery or destruction of any other Confidential Information of which the Participant is or becomes aware.  Notwithstanding the foregoing, the non-disclosure and non-use covenants in this paragraph shall cease to apply three years after the Participant’s Termination of Employment with respect to any Confidential Information that does not meet the definition of “trade secret” under Georgia law.

(e)                                  Although the Participant and the Company consider the restrictions contained in this Section 2.3 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Section 2.3 is an unenforceable restriction against the Participant, the provisions of this Section 2.3 shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable, and the parties authorize any court reaching a determination that the covenants are unenforceable to partially enforce or “blue pencil” those covenants so that they are enforced to an extent that complies with applicable law.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Section 2.3 is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.  If a material change in the nature of the Participant’s employment responsibilities or the Company’s business renders any parameter of the non-competition or non-solicitation covenants unreasonable or inexact, then the parties agree to amend the covenants to make them conform to the changed nature of the employment duties or the Company’s business.

(f)                                    Since the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 2.3 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by the Plan and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

(g)                                 The obligations contained in this Section 2.3 will survive the Participant’s Termination of Employment and will be fully enforceable thereafter.

Article III.
Retirement Date

Subject to the provisions of Articles V and X and the Company’s right to terminate benefits or to forfeit benefits in accordance with the provisions of Section 2.2(c) or 5.2:

3.1.                              Normal Retirement Date.  A Participant who retires on his or her Normal Retirement Date shall be entitled to a Retirement Benefit as determined in accordance with Section 4.1.

3.2.                              Deferred Retirement Date.  A Participant whose employment with the Company or one of its Affiliates continues beyond his or her Normal Retirement Date shall retire on a Deferred Retirement Date and shall be entitled to a Retirement Benefit in accordance with Section 4.2.

3.3.                              Early Retirement Date.  A Participant who retires on his or her Early Retirement Date shall be entitled to a Retirement Benefit as determined under Section 4.3.  In addition, if (a) a Participant who is a Tier 1 Executive or (b) a Participant who is a Senior Vice-President who has completed 10 years of Credited Service experiences a Termination of Employment prior to his or her Early Retirement Date, subject to the provisions of Article V, such Participant shall be entitled to a Retirement Benefit as determined under Section 4.3 once the Participant attains age 55.

Article IV.
Retirement Benefits

4.1.                              Normal Retirement Benefit.  The annual amount of the Retirement Benefit for a Participant retiring on his or her Normal Retirement Date shall be equal to the Applicable Benefit Percentage multiplied by the Participant’s Final Average Compensation multiplied by the Participant’s years of Credited Service.

4.2.                              Deferred Retirement Benefit.  If a Participant remains in employment after his or her Normal Retirement Date and is entitled to a Retirement Benefit in accordance with Section 3.2, benefit payments shall be postponed until the Participant’s actual retirement on the Deferred Retirement Date.  At such Deferred Retirement Date, the Participant shall be entitled to the benefit computed under Section 4.1 based on Credited Service to the Deferred Retirement Date with no actuarial adjustment for such deferred payment.

4.3.                              Early Retirement Benefit.  A Participant retiring prior to his or her Normal Retirement Date, as provided in Section 3.3, shall be entitled to receive a Retirement Benefit, commencing on such Normal Retirement Date, equal to the amount computed under Section 4.1 based on his or her Final Average Compensation and Credited Service, each determined on the date of the Participant’s Termination of Employment.  Notwithstanding the foregoing, a Participant may elect to have payment of his or her Retirement Benefit under the Plan commence on or after the date of the Participant’s Early Retirement Date.  In such case, the Participant’s benefit under the Plan shall be reduced by the Early Retirement Reduction Factor for each year (or portion of a year) by which such Early Retirement Date precedes his or her Normal Retirement Date.

4.4.                              Death.  Subject to the provisions of Article V, upon a Participant’s death prior to the commencement of Retirement Benefits, whether or not then employed by the Company and its Affiliates, the Participant’s Beneficiary shall be entitled to receive, as soon as administratively practicable following the Participant’s death, a single lump sum that is equal to the amount computed under Section 4.1 based on his or her Final Average Compensation and Credited Service, each determined on the date of death; provided, however, that for purposes of calculating the Retirement Benefit under this Section 4.4, the amount payable pursuant to this Section 4.4 to a Beneficiary shall be (a) reduced by the Early Retirement Reduction Factor for each year (or portion of a year) between the Participant’s Early Retirement Date and the Participant’s Normal Retirement Date by which such payment precedes the Participant’s Normal Retirement Date and (b) actuarially reduced using the Actuarial Equivalent Factors for each year (or portion of a year) by which such payment precedes the Participant’s Early Retirement Age.

4.5.                              Disability.  Subject to the provisions of Article V, in the event of a Participant’s Termination of Employment on account of the Participant’s Disability, the Participant shall be entitled to receive a Retirement Benefit, commencing as soon as administratively practicable following the Participant’s Termination of Employment, equal to the amount computed under Section 4.1 based on his or her Final Average Compensation and Credited Service, each determined on the date of the Participant’s Termination of Employment.  Payments pursuant to this Section 4.5 shall cease upon the Participant ceasing to have a Disability.  The amount of the Retirement Benefit determined under this Section 4.5 shall not be reduced by the Early Retirement Reduction Factors or on an Actuarially Equivalent basis.

Article V.
Vesting

5.1.                              Vesting of Interest of Participant in Trust Fund.  A Participant’s rights under the Plan to any Retirement Benefit shall be fully vested and nonforfeitable, except as provided in Section 5.2, solely upon the earliest of the following to occur:

(a)                                  completion of four full and consecutive years of Credited Service;

(b)                                 the occurrence of a Change in Control;

(c)                                  the termination of the Plan as provided in Article X; and

(d)                                 if the Participant is the Chief Executive Officer or a Founding Tier 1 Executive, the Participant’s death or Disability while an employee of the Company or one of its Affiliates.

5.2.                              Forfeiture.  If a Termination of Employment occurs with respect to a Participant prior to becoming vested in the Retirement Benefit, the Participant’s right under the Plan to a Retirement Benefit is terminated.  Notwithstanding the provisions of Section 5.1, a Participant shall not have any right to a Retirement Benefit in the event the Participant’s Termination of Employment is for Cause or if the Executive violates the provisions of Section 2.3.

Article VI.
Termination of Employment

6.1.                              Termination Prior to Vesting.  If a Participant’s Termination of Employment occurs for any reason before the Participant has a vested interest in a Retirement Benefit, no Retirement Benefit shall become payable to such Participant under the Plan.

6.2.                              Termination Prior to Early Retirement Eligibility.  If a Participant’s Termination of Employment occurs for any reason after vesting but before the Participant is eligible for a Retirement Benefit pursuant to the provisions of Section 4.3, no Retirement Benefit shall commence prior to Normal Retirement Age, subject to any possible termination or forfeiture of benefits pursuant to Section 2.2(c) or 5.2.

6.3.                              Termination After Eligibility for Retirement.  A Participant whose Termination of Employment occurs for any reason and the Participant is eligible to retire under the provisions of Article IV, shall be deemed to have retired or to have been retired by the Company and its Affiliates and shall be entitled to the appropriate Retirement Benefits, subject to any possible termination or forfeiture of benefits pursuant to Section 2.2(c) or 5.2.

Article VII.
Time and Form of Benefit Payment

7.1.                              Forms of Benefit.  A Participant may elect, in accordance with the provisions of Section 7.3, to receive the Retirement Benefit in one of the following forms of payment (each of which shall have the same Actuarial Equivalent value based on the Actuarial Equivalent Factors):

(a)                                  a joint and 50% survivor annuity (equal monthly payments for the Participant’s lifetime and, in the event of the Participant’s death, 50% of the amount payable to the Participant will be payable to the Participant’s Beneficiary for his or her lifetime if the Participant’s Beneficiary survives the Participant);

(b)                                 a single life annuity (equal monthly payments for the Participant’s lifetime);

(c)                                  a life annuity with a 10-year period certain (equal monthly payments for the Participant’s lifetime with payments to the Participant’s beneficiary for the remainder of the 10-year period certain in the event of the Participant’s death prior to the end of the period certain);

(d)                                 a lump sum payment equal to up to 50% of the Retirement Benefit reduced by the Early Retirement Reduction Factor for each year (or portion of a year) by which such payment date precedes the Participant’s Normal Retirement Date and payable as soon as soon as administratively practicable following the Participant’s Termination of Employment with the balance payable in the form of a joint and 50% survivor annuity, a single life annuity or a life annuity with a 10-year period certain commencing upon the later of the Participant’s Termination of Employment or attainment of Early Retirement Date; or

(e)                                  on or after a Change in Control, a lump sum payment equal to 100% of the Retirement Benefit reduced by the Early Retirement Reduction Factor for each year (or portion of a year) by which such payment date precedes the Participant’s Normal Retirement Date and payable as soon as soon as administratively practicable following the Participant’s Termination of Employment.

7.2.                              Time of Distribution.  Unless a Participant elects to receive his or her benefits in the distribution forms described in Section 7.1(d) and (e), a Participant may elect, in accordance with the provisions of Section 7.3, to commence receiving Retirement Benefits at one of the following times:

(a)                                  As soon as administratively practicable following the later of the Participant’s Termination of Employment or Normal Retirement Date;

(b)                                 As soon as administratively practicable following the later of the Participant’s Termination of Employment or the Participant’s Early Retirement Date; or

(c)                                  As soon as administratively practicable following the Participant’s Termination of Employment on or after a Change in Control.

7.3.                              Timing of Elections to Change Form and Time of Distribution.  Participants shall have the right to elect, on a form prescribed by the Committee, the form of payment that his or her Retirement Benefit will be paid (or, in the event of the Participant’s death, to his or her Beneficiary) and the time payment of Retirement Benefits will commence provided that such election must be made and filed with the Committee at least one year prior to the Participant’s Termination of Employment or, in the event of a Termination of Employment following a Change in Control, such election must be made and filed with the Committee prior to the execution of a definitive agreement providing for a Change in Control if the date of such execution is within one year prior to the Participant’s Termination of Employment.  The Participant may revoke such an election at any time or from time to time by written notice filed with the Committee at least one year prior to the Participant’s Termination of Employment; provided that if it is later determined that such revocation occurred within such one year period, then such revocation shall not be effective and the Participant’s prior election shall govern.  A Participant who does not make an election, or whose election is not effective, shall receive his or her benefits in the distribution form described in Section 7.1(a), if the Participant is married, or Section 7.1(b), if the Participant is not married, and at the time described in Section 7.2(a).

Article VIII.
Funding

The Plan shall be funded out of the general assets of the Company as and when benefits are payable under the Plan.  All Participants shall be solely unsecured creditors of the Company and, if a bankruptcy proceeding of the Company is pending, the Participants shall be solely unsecured creditors of the Company with administrative priority.  If the Company decides in its sole discretion to establish any advance accrued reserve on its books against the future expense of benefits payable hereunder, or if the Company decides in its sole discretion to fund a trust under the Plan, such reserve or trust shall not under any circumstances be deemed to be an asset of the Plan.

Article IX.
Administration of the Plan

9.1.                              Plan Administrator.  The general administration of the Plan on behalf of the Company (as plan administrator under Section 3(16)(A) of ERISA) shall be placed with the Committee.

9.2.                              Reimbursement of Expenses of Plan Committee.  The Company shall pay or reimburse the members of the Committee for all reasonable expenses incurred in connection with their duties hereunder.

9.3.                              Action by the Plan Committee.  Subject to the terms of the Plan and provided that the Committee acts in good faith, the Committee shall have the authority to determine a Participant’s participation and benefits under the Plan and to interpret and construe the provisions of the Plan.

9.4.                              Retention of Professional Assistance.  The Committee may employ such legal counsel, accountants and other persons as may be required in carrying out its work in connection with the Plan.

9.5.                              Accounts and Records.  The Committee shall maintain such accounts and records regarding the fiscal and other transactions of the Plan and such other data as may be required to carry out its functions under the Plan and to comply with all applicable laws.

9.6.                              Claims/Disputes Procedure.

(a)                                  Any claim by a Participant or beneficiary (“Claimant”) with respect to eligibility, participation, contributions, benefits or other aspects of the operation of the Plan shall be made in writing to the Committee. The Committee shall provide the Claimant with the necessary forms and make all determinations as to the right of any person to a disputed benefit.  If a Claimant is denied benefits under the Plan, the Committee or its designee shall notify the Claimant in writing of the denial of the claim within 90 days (such period may be extended to 180 days) after the Plan receives the claim, provided that in the event of special circumstances such period may be extended.

(b)                                 If the initial 90 day period is extended, the Committee or its designee shall, within 90 days of receipt of the claim, notify the Claimant in writing of such extension.  The written notice of extension will indicate the special circumstances requiring the extension of time and provide the date by which the Committee expects to make a determination with respect to the claim.  If the extension is required due to the Claimant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the Claimant until the earlier of (i) the date on which the Claimant responds to the Plan’s request for information or (ii) expiration of the 45 day period commencing on the date that the Claimant is notified that the requested additional information must be provided.  If notice of the denial of a claim is not furnished within the required time period described herein, the claim shall be deemed denied as of the last day of such period.

(c)                                  If the claim is wholly or partially denied, the notice to the Claimant shall set forth:

(i)                                     the specific reason or reasons for the denial;

(ii)                                  specific reference to pertinent Plan provisions upon which the denial is based;

(iii)                               a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary;

(iv)                              appropriate information as to the steps to be taken and the applicable time limits if the Claimant wishes to submit the adverse determination for review; and

(v)                                 a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review (collectively, the “Notice Requirements”).

(d)                                 If the claim has been denied, the Claimant may submit the claim for review.  Any request for review of a claim must be made in writing to the Committee no later than 60 days after the Claimant receives notification of denial or, if no notification was provided, the date the claim is deemed denied.  The claim will then be reviewed by the Committee.  The Claimant or his duly authorized representative may:

(i)                                     upon request and free of charge, be provided with access to, and copies of, relevant documents, records, and other information relevant to the Claimant’s claim; and

(ii)                                  submit written comments, documents, records, and other information relating to the claim.  The review of the claim determination shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial claim determination.

(e)                                  The decision of the Committee shall be made within 60 days (such period may be extended to 120 days)  after receipt of the Claimant’s request for review, unless special circumstances require an extension.

(f)                                    If the initial 60 day period is extended, the Committee or its designee shall, within 60 days of receipt of the claim, notify the Claimant in writing of such extension.  The written notice of extension will indicate the special circumstances requiring the extension of time and provide the date by which the Committee expects to make a determination with respect to the claim.  If the extension is required due to the Claimant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the Claimant until the earlier of (i) the date on which the Claimant responds to the Plan’s request for information or (ii) expiration of the 45 day period commencing on the date that the Claimant is notified that the requested additional information must be provided. If notice of the denial of a claim is not furnished within the required time period described herein, the claim shall be deemed denied as of the last day of such period.

(g)                                 If an extension of time is required, the Claimant shall be notified in writing of such extension.  The written notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Committee expects to make a determination with respect to the claim.  If the extension is required due to the Claimant’s failure to submit information necessary to decide the claim on review, the period for making the determination will be tolled from the date on which the extension notice is sent to the Claimant until the earlier of (i) the date on which the Claimant responds to the Plan’s request for information or (ii) expiration of the 45-day period commencing on the date that the Claimant is notified that the requested additional information must be provided.  In any event, a decision shall be rendered not later than 120 days after receipt of the request for review.  If notice of the decision upon review is not furnished within the required time period described herein, the claim on review shall be deemed denied as of the last day of such period.

(h)                                 The Committee’s decision on the Claimant’s claim for review will be communicated to the Claimant in writing.  If the claim on review is denied, the notice to the Claimant shall provide a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim, and also set forth the Notice Requirements (other than subsection (c)(iv)).

(i)                                     The claims procedures set forth in this section are intended to comply with U.S. Department of Labor Regulation § 2560.503-1 and should be construed in accordance with such regulation.  In no event shall it be interpreted as expanding the rights of Claimants beyond what is required by U.S. Dept. of Labor § 2560.503-1.

(j)                                     A Claimant shall not be required to exhaust all administrative remedies under this Section 9.6 prior to commencing any action in Federal court.

9.7.                              Indemnification.  The Committee and its members shall not be liable for any action or determination made in good faith with respect to the Plan.  The Company shall, to the extent permitted by law, by the purchase of insurance or otherwise, indemnify and hold harmless each member of the Committee and each director, officer and employee of the Company for liabilities or expenses they and each of them incur in carrying out their respective duties under the Plan, other than for any liabilities or expenses arising out of such individual’s willful misconduct or fraud.

Article X.
Amendment and Termination

The Company reserves the right to amend, freeze or terminate, in whole or in part, any or all of the provisions of the Plan at any time, retroactively or otherwise; provided, however, that no amendment or termination shall reduce the amount of the Retirement Benefit being paid to any Participant or Beneficiary as of the date of amendment or termination or, for any active Participant with a vested interest on such date, the amount of the Retirement Benefit otherwise payable based on the Participant’s Credited Service and compensation to the date of the amendment, freezing or termination, unless such Participant consents to such amendment or termination.  Without limiting the generality of the foregoing, the Company may amend the Plan at any time, retroactively or otherwise, without the Participant’s consent to such amendments, as may be necessary to preserve the intended tax-deferred characteristics of the Plan.  The Company’s right to amend or terminate the Plan pursuant to this Article X shall not affect any Participant’s right to a supplemental retirement benefit under any employment or similar agreement between the Company and a Participant or to enforce such Participant’s rights under such employment or similar agreement.

In the event of a termination of the Plan, (i) a Participant’s rights under the Plan to any Retirement Benefit shall be fully vested and nonforfeitable and (ii) a lump sum payment equal to 100% of the Retirement Benefit calculated as if the Participant had a Termination of Employment as of the date of termination (a) reduced by the Early Retirement Reduction Factor for each year (or portion of a year) between the Participant’s Early Retirement Date and the Participant’s Normal Retirement Date by which such payment precedes the Participant’s Normal Retirement Date and (b) actuarially reduced using the Actuarial Equivalent Factors for each year (or portion of a year) by which such payment precedes the Participant’s Early Retirement Age shall be distributed as soon as administratively practicable following such termination or in accordance with the Participant’s elections pursuant to Section 7.1 and 7.2, as determined by the Committee, in its sole discretion.

Article XI.
Successors

For purposes of the Plan, the Company shall include any and all successors and assignees, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company and such successors and assignees shall perform the Company’s obligations under the Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.  In such event, the term “Company”, as used in the Plan, shall mean the Company, as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of the Plan.

Article XII.
Miscellaneous

12.1.                        Rights of Participants.  Nothing herein contained shall be held or construed to create any liability or obligation upon the Company or any of its Affiliates to retain any Participant in its service.  All Participants shall remain subject to discharge or discipline to the same extent as if the Plan had not been put into effect.

12.2.                        Governing Law.  The Plan is intended to be a “top hat” pension benefit plan within the meaning of U.S. Department of Labor Regulation Section 2520.104-24.  To the extent legally required, the Code and ERISA shall govern the Plan and, if any provision hereof is in violation of any applicable requirement thereof, the Company reserves the right to retroactively amend the Plan to comply therewith.  To the extent not governed by the Code and ERISA, the Plan shall be governed by the laws of the State of Georgia (without reference to rules relating to conflicts of law).

12.3.                        Withholding.  The Company and its Affiliates shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to the Plan.

12.4.                        Severability.  In case any provision of the Plan be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of the Plan unless such determination shall render impossible or impracticable the functioning of the Plan, and in such case, an appropriate provision or provisions shall be adopted so that the Plan may continue to function properly.

12.5.                        Assignment and Alienation.  The benefits payable to the Participant under the Plan shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind and any attempt to cause any benefits to be so subjected shall not be recognized.

12.6.                        Communications.  All announcements, notices and other communications regarding the Plan will be made by the Company in writing.

Appendix A

Increased Credited Service

For purposes of calculating the Retirement Benefit for the CEO and the Founding Tier 1 Executives under Section 4.1 of the Plan, the CEO and the Founding Tier 1 Executives shall be treated as having accrued an additional five years of Credited Service after completing five years of continuous service with the Company and its Affiliates beginning on November 10, 2003 (i.e., a 10% accrual for year five in addition to the 2% per year accrual).